As filed with the U.S. Securities and Exchange Commission on November 9, 2023

Registration No. 333-274755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Elevai Labs, Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Delaware	5912	85-1399981
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

120 Newport Center Drive, Ste. 250

Newport Beach, CA 92660

866-794-4940

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Dr. Jordan R. Plews

Chief Executive Officer

120 Newport Center Drive, Ste. 250

Newport Beach, CA 92660

866-794-4940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue New York, New York 10022 Telephone: (212) 588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Telephone: (212) 530-2206

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the registration statement on Form S-1 (File No. 333-274755) (the “Registration Statement”) is filed solely to amend Item 16 of Part II thereof and to add a footnote to indicate portions of two previously filed exhibits have been redacted in in accordance with Regulation S-K, Item 601(b)(10). This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I of to the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the securities being registered hereby. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$800
Nasdaq Capital Market Listing Fee	$50,000
FINRA	$2,000
Legal Fees and Expenses	$250,000
Accounting Fees and Expenses	$225,000
Printing Expenses	$10,000
Miscellaneous Expenses	$10,000
Total Expenses	$547,800

These expenses will be borne by us. Underwriting discounts and the non-accountable expense allowance will be borne by us in proportion to the numbers of shares of Common Stock sold in the offering.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Certificate of Incorporation and Bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

Since our inception, we have made the following issuances of unregistered equity securities:

●	On June 24, 2020, we issued 8,480,000 shares of Common Stock to the founders of the Company for total consideration of $50,880;

●	On September 30, 2020, we issued 213,730 shares of preferred stock in connection with a series seed preferred stock investment agreement in exchange for gross proceeds of $64,119;

●	On January 24, 2021, we issued 1,046,808 shares of Common Stock in connection with the conversion of promissory notes in exchange for gross proceeds of $24,600;

●	On June 4, 2021, we issued 100 shares of Common Stock to BWL Investments Ltd. in exchange for substantially all of the assets and liabilities of Reactive Medical Labs Inc.;

●	Between August 24, 2021, and November 22, 2021, we issued 3,635,252 shares of preferred stock in connection with a series seed 2 preferred stock investment agreement for a sales price of $0.30 per share in exchange for gross proceeds of $1,090,577;

●	In April and May 2022, the Company issued promissory notes to 5 investors (including 2 directors of the Company) for a total amount of $183,970. The promissory notes carry simple interest at a rate of eight percent (8%) per annum. The notes also carry 100% warrant coverage. Each lender is entitled to receive a warrant to purchase shares of Common Stock. Each warrant is exercisable for that number of shares of Common Stock determined by dividing the warrant coverage amount by the conversion price and shall have a term of five (5) years. The exercise price for the Common Stock purchasable upon exercise of the warrants shall be equal to 150% of the price per share paid for the conversion shares. The promissory notes and all accrued but unpaid interest automatically converted into the next equity financing, the Series A round. The conversion price was 60% of the price paid per share for equity securities in the next equity financing, the Series A round. On July 15 2022, $183,970 of principal and $2,614 of accrued interest, converted into the series A round for a total of 231,828 shares and 231,828 warrants. The warrants have an exercise price of $2.01207.

●	On July 15, 2022, the Company closed the first tranche of its series A financing and issued 1,090,029 series A preferred shares for gross proceeds of $1,462,146 (excluding the conversion of the promissory notes referred to immediately above).

●	On July 27, 2022, the Company closed the second tranche of its series A financing and issued 349,790 series A preferred shares for gross proceeds of $469,207.

●	On August 4, 2022, the Company closed the third tranche of its series A financing and issued 111,884 series A preferred shares for gross proceeds of $150,080.

●	On October 10, 2022, the Company closed the fourth tranche of its series A financing and issued 78,268 series A preferred shares for gross proceeds of $104,988.

●	In December 2022, 41,667 stock options with an exercise price of $0.60 were exercised in exchange for 41,667 shares of Common Stock for total proceeds of $25,000.

●	In January 2023, 62,500 stock options with an exercise price of $0.60 were exercised in exchange for 62,500 shares of Common Stock for total proceeds of $37,500.

●	On March 2, 2023, the Company amended its certificate of incorporation to increase the number of Common Stock authorized for issuance from 19,000,000 to 300,000,000. On the same date, the Company increased the aggregate number of shares allocated and made available for issuance pursuant to stock options granted under the Company’s 2020 equity incentive plan from 1,534,188 to 1,734,188 shares.

●	On March 3, 2023, the Company issued 250,000 shares of Common Stock and 250,000 warrants to purchase 250,000 shares of Common Stock for gross proceeds of $750,000. Each warrant has a term of three years and 180 days subject to the Company’s ability to accelerate the warrant expiration date. The warrants have an exercise price of $3.00.

●	From March 15, 2023, to May 19, 2023, the Company issued 107,861 shares of Common Stock for gross proceeds of $ 323,589.

●	On June 1, 2023, the Company granted 240,000 stock options to each of its independent directors with a contractual life of ten years and exercise price of $5.00 per Common Stock. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

●	On August 24, 2023, the Company issued 46,666 shares of Common Stock for gross proceeds of $140,000

●	On September 13, 2023, the Company issued 83,332 shares of Common Stock and 99,998 warrants to purchase 99,998 shares of Common Stock for gross proceeds of $249,996. Each warrant has a term of three years and 180 days. The warrants have an exercise price of $3.00.

No underwriters were involved in the foregoing sales of securities. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

16. Exhibits

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Certificate of Amendment to the Certificate of Incorporation of Elevai Labs, Inc., fka Reactive Medical Labs Inc.**
3.2	Amendment to Second Amended and Restated Certificate of Incorporation of Elevai Labs, Inc.**
3.3	Form of Third Amended and Restated Certificate of Incorporation of Elevai Labs, Inc., to be effective upon the closing of this offering**
3.4	By-laws**
3.5	Form of Amended and Restated Bylaws of Elevai Labs, Inc., to be effective upon the closing of this offering**
4.1	Form of Common Stock Share Certificate**
4.2	Form of Underwriter’s Warrant (included in Exhibit 1.1)**
5.1	Opinion of Ortoli Rosenstadt LLP regarding the validity of the securities being registered**
10.1	Stock Transfer Agreement, dated June 4, 2021, between BWL Investments Ltd. And Reactive Medical Labs Inc.**
10.2	2020 Equity Incentive Plan, as amended, and forms of award agreements thereunder**
10.3	Form of Amended and Restated Consulting Agreement between Elevai Labs, Inc. and NorthStrive Companies Inc.**
10.4	Form of Advisory Agreement between Elevai Labs, Inc. and Braeden Lichti**
10.5	Form of Independent Director Offer Letter**
10.6	Authorized Distributor Agreement, dated August 30, 2022, between Elevai Labs, Inc. and Refine USA, LLC**†
10.7	Authorized Distributor and Trademark License Agreement, dated January 17, 2022, between Elevai Labs, Inc. and Dermapenworld Pty Ltd**†
14.1	Code of Ethics**
21.1	List of subsidiaries**
23.1	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)**
23.2	Consent of TPS Thayer**
24.1	Powers of Attorney (included in the signature page to this registration statement)**
99.1	Audit Committee Charter**
99.2	Compensation Committee Charter**
99.3	Nominating Committee Charter**
107	Filing Fee Table**

*	Filed herewith

**	Previously filed

†	Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on November 9, 2023.

By:	/s/ Jordan R. Plews
Jordan R. Plews
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Jordan R. Plews, as singly, our true and lawful attorney in fact, with full power to him, and to singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, and to him, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jordan R. Plews	Chief Executive Officer, President, and Director	November 9, 2023
Jordan R. Plews	(Principal Executive Officer)

/s/ Graydon Bensler	Chief Financial Officer and Director	November 9, 2023
Graydon Bensler	(Principal Financial Officer and Principal Accounting Officer)

/s/ Hatem (Tim) Abou-Sayed	Director	November 9, 2023
Hatem (Tim) Abou-Sayed

/s/ Jeffrey Parry	Independent Director	November 9, 2023
Jeffrey Parry

/s/ Crystal Muilenburg	Independent Director	November 9, 2023
Crystal Muilenburg

/s/ Juliana Daley	Independent Director	November 9, 2023
Juliana Daley